CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders of

Oppenheimer Discovery Mid Cap Growth Fund:

We consent to the use of our report dated December 23, 2013, with respect to the financial statements and financial highlights of Oppenheimer Discovery Mid Cap Growth Fund (formerly Oppenheimer Small- & Mid-Cap Growth Fund), incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

KPMG LLP

Denver, Colorado

February 24, 2014